Exhibit 5.1
LOWENSTEIN SANDLER PC
1251 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10020
October 8, 2009
Cambium-Voyager Holdings, Inc.
c/o Veronis Suhler Stevenson
350 Park Avenue
New York, New York 10022

Re:	Cambium-Voyager Holdings, Inc. — Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as counsel to Cambium-Voyager Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (File No. 333-161075) (as amended or supplemented, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to 54,309,121 shares of the Company’s common stock, par value $0.001 (“Common Stock”), consisting of (i) up to 30,008,655 shares of Common Stock (collectively, the “Voyager Shares”) that may be issued to the stockholders of Voyager Learning Company, a Delaware corporation (“Voyager”), in connection with the merger of Vowel Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Voyager Merger Sub”), with and into Voyager (the “Voyager Merger”); (ii) up to 24,300,466 shares of Common Stock (collectively, the “Cambium Shares”) to be issued to the sole stockholder of VSS-Cambium Holdings II Corp. (“Cambium”) in connection with the merger of Consonant Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Consonant Merger Sub”), with and into Cambium (the “Cambium Merger” and, together with the Voyager Merger, the “Mergers”); and (iii) up to 1,875,768 shares of Common Stock (collectively, the “Warrant Shares”) issuable upon the exercise of a warrant (the “Warrant”) to be issued the sole stockholder of Cambium as part of the consideration for the Cambium Merger. The terms and conditions of the Mergers are set forth in, and the Mergers will be governed by, that certain Agreement and Plan of Mergers, dated as of June 20, 2009 (the “Merger Agreement”), by and among the Company, Voyager, Voyager Merger Sub, Cambium, Cambium Merger Sub and Vowel Representative, LLC, a Delaware limited liability company, solely in its capacity as stockholders’ representative.
We have reviewed such corporate records and documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without

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independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on the representations and warranties set forth in the Merger Agreement. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.
In reaching the opinions set forth below, we have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.
We also have assumed that the number of shares of Common Stock issuable upon exercise of the Warrant at any time subsequent to the date hereof will not exceed the number of shares of Common Stock authorized in the Company’s Certificate of Incorporation, less the number of shares of Common Stock authorized and reserved for issuance and/or issued and outstanding on the date subsequent to the date hereof on which the shares of Common Stock are issued and delivered pursuant to the Warrant and the date subsequent to the date hereof on which the Warrant is exercised.
The opinions expressed below are limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning the laws of any other jurisdiction.
Furthermore, the opinions presented in this letter are limited to matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement or amend this opinion if any applicable law changes after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.
Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:
1.	The Voyager Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of common stock of Voyager in the Voyager Merger, in accordance with the Merger Agreement and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.
2.	The Cambium Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of common stock of Cambium

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and the capital contribution to be made to the Company by Cambium’s sole stockholder in the Cambium Merger, in accordance with the Merger Agreement and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.
3.	The Warrant Shares have been duly authorized and, upon the holder’s proper exercise of the Warrant in accordance with the terms and conditions of the Warrant, including, without limitation, the tender of the applicable exercise price to the Company, and the Company’s issuance and delivery of the applicable number of Warrant Shares in exchange therefor, will be validly issued, fully paid and non-assessable.
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder or that we are “experts” within the meaning of the term “experts” as used in the Securities Act or the rules and regulations thereunder.
Very truly yours,

/s/ Lowenstein Sandler PC